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                                                                                                            OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                               COMMISSION FILE NUMBER

(Check One):  |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR                -----------------------------
                                                                                                    -----------------------------
                                                                                                             CUSIP NUMBER

     For Period Ended:   December 31, 1997                                                          -----------------------------

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

     Not Applicable

____________________________________________________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

____________________________________________________________________________________________________________________________________
Full Name of Registrant

     UNITED BANCSHARES, INC.

____________________________________________________________________________________________________________________________________
Former Name if Applicable

     Not Applicable

____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

     714 Market Street

____________________________________________________________________________________________________________________________________
City, State and Zip Code

     Philadelphia, PA 19106

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

  |X|     (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable effort or expense;

  |_|     (b) The  subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof,  will be filed on or before the  fifteenth  calendar day following the prescribed due date  or the subject  quarterly report or transition  report on Form 10-Q, or  portion thereof will be filed on or before the fifth calendar day  following the prescribed due date; and  [Amended in Release No. 34-26589 (P 72,435), effective April 12,
              1989, 54 F.R. 10306.]

  |_|     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Form 10-K,  11-K, 20-F 10-Q,  N-SAR, or the transition  report or portion thereof, could not be filed within the prescribed period. (Attach Extra Sheets if Needed.)

     The Form 10-K contains financial  information  relating to periods prior to the 1997 fiscal year. These periods were audited by
Ernst & Young LLP, the  Registrants  independent  auditors  prior to its  engagement of Grant  Thornton  LLP.  Ernst & Young LLP has recently claimed that, due to use of prior period financial  information,  they must review the 10-K prior to filing. This review is anticipated to be accomplished as expeditiously as possible. The 10-K of the Registrant will be filed immediately upon completion of substantive review by Ernst & Young LLP.


                                                                                                                     SEC 1344 (6/94)
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PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Allen C. Tucci, Esquire                      (215) 665-0600
     ------------------------------------------   ------------------------------------------------------------
                  (Name)                           (Area Code) (Telephone Number)

(2) Have all other periodic reports required under section  13 or 15(d) of  the Securities Exchange Act of
    1934 or section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If the answer
    is no, identify report(s).  Not Applicable                                                                |X| Yes  |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject report or portion thereof?  NO

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.



====================================================================================================================================

                                                      UNITED BANCSHARES, INC.
                                        ----------------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  March 26, 1998          By:  /s/  Emma C. Chappell
                                   ------------------------
                                        Dr. Emma C. Chappell
                                        Chairman, President and Chief Executive Officer

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                                        GENERAL INSTRUCTIONS

1.  This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities  Exchange Act of 1934.

2.  One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the
    Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3.  A manually  signed copy of the form and amendments  thereto shall be filed with each national  securities  exchange on which any class of securities of the registrant is registered.

4.  Amendments  to the  notifications  must also be filed on Form 12b-25 but need not restate  information  that has been  correctly furnished. The form shall be clearly identified as an amended notification.

5.  ELECTRONIC  FILERS.  This form shall not be used by  electronic  filers  unable to timely file a report solely due to electronic difficulties.  Filers unable to submit a  report within the time period  prescribed  due to  difficulties  in electronic  filing should  comply with either Rule 201 or Rule 202 of  Regulation  S-T  (ss.232.201  or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.12(c) of this chapter).


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